SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 15, 2006

Date of Report (Date of earliest event reported)

AQUANTIVE, INC.

(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

821 Second Avenue, 18th Floor, Seattle, Washington 98104

(Address of principal executive offices, including zip code)

(206) 816-8800

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On March 15, 2006, aQuantive, Inc. (the “Company”) announced the appointment of Wayne Wisehart, age 60, as Chief Financial Officer of the Company, to be effective March 27, 2006.
Mr. Wisehart, age 60, served as Executive Vice President and Chief Financial Officer of Western Wireless Corporation, a cellular phone service provider, from January 2003 until September 2005. Western Wireless was acquired by Alltel in August 2005. Prior to that time, Mr. Wisehart served as CFO of iNNERHOST, Inc., a web hosting services company, from October 2000 through February 2002, and as President and CEO for Teledirect International, Inc., a marketing automation software company, from February 1999 through October 2000. In addition, Wisehart spent more than 15-years in the telecommunications business serving as president and CEO of Price Communications Wireless, now part of Verizon Wireless, CFO of Palmer Communications and its subsidiary, Palmer Wireless, and subsequently for Price Communications Wireless after it acquired Palmer Wireless in 1997.
The intial terms of Mr. Wisehart’s employment arrangement, which is an “at will” employment arrangement, include an annual base salary and participation in the Company’s 2006 Executive Committee bonus program (as such bonus program was described in the Current Report on Form 8-K dated January 30, 2006 previously filed by the Company with the SEC). In addition, it is expected that Mr. Wisehart will be awarded nonqualified stock options to purchase 150,000 shares of the Company’s common stock, such option award to be granted upon Mr. Wisehart’s commencement of employment, to have an exercise price equal to the fair market value on that date, and to vest over a period of four years.
The Company had previously announced in November 2005 the anticipated resignation of Michael Vernon, who has served as the Company’s CFO for approximately five years. Mr. Vernon is expected to continue with the Company for an appropriate period after Mr. Wisehart assumes the CFO role to assist in the transition of responsibilities to Mr. Wisehart.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: March 15, 2006

AQUANTIVE, INC.
By:	/s/ Linda A. Schoemaker
Name:	Linda A. Schoemaker
Title:	Senior Vice President, General Counsel and
Corporate Secretary